                                                                    EXHIBIT 99.6

FOR IMMEDIATE RELEASE

                       NEWFIELD EXPLORATION COMPANY ADOPTS
                             STOCKHOLDER RIGHTS PLAN

         HOUSTON, TEXAS, February 12, 1999 -- Newfield Exploration Company (NYSE--NFX) today announced that its Board of Directors has authorized the adoption of a stockholder rights plan. This plan is designed to ensure that all Newfield stockholders receive fair and equal treatment in the event of a proposed takeover of Newfield. It includes safeguards against partial or two-tiered tender offers, squeeze-out mergers and other abusive takeover tactics. The rights will be issued on February 22, 1999 to stockholders of record on that date, and will expire on February 22, 2009.

         The plan provides for the issuance of one right for each outstanding share of Newfield's common stock. The rights will become exercisable only if a person or group acquires 20% or more of Newfield's outstanding voting stock or announces a tender or exchange offer that would result in ownership of 20% or more of Newfield's voting stock.

         Each right will entitle the holder to buy one one-thousandth (1/1000) of a share of a new series of junior participating preferred stock at an exercise price of $85 per right, subject to antidilution adjustments. Each one one-thousandth of a share of this new preferred stock has the dividend and voting rights of, and is designed to be substantially equivalent to, one share of common stock. Newfield's Board of Directors may, at its option, redeem all rights for $.01 per right at any time prior to the acquisition of 20% or more of Newfield's stock by a person or group.

         If a person or group acquires 20% or more of Newfield's outstanding voting stock, each right will entitle holders, other than the acquiring party, to purchase common stock of Newfield having a market value of $170 for a purchase price of $85.

         The plan also includes an exchange option. If a person or group acquires 20% or more, but less than 50%, of the outstanding voting stock, the Board of Directors may at its option exchange the rights in whole or in part for shares of Newfield stock. Under this option, Newfield would issue one share of common stock, or one one-thousandth of a share of the new preferred stock, for each two shares of common stock for which a right is then exercisable. This exchange would not apply to shares held by the person or group holding 20% or more of Newfield's voting stock.

         If, after the rights have become exercisable, Newfield merges or otherwise combines with another entity, or sells assets constituting more than 50% of its assets or producing more than 50% of its earning power or cash flow, each right then outstanding will entitle its holder to purchase for $85, subject to antidilution adjustments, a number of the acquiring party's common shares having a market value of twice that amount.

         The stockholder rights plan is not being adopted at this time in response to any pending takeover threat to Newfield. Newfield's stockholder rights plan will not prevent, nor is it intended to prevent, a takeover of Newfield. Since the rights may be redeemed by the Board under certain circumstances, they should not interfere with any merger or other business combination approved by the Board. The issuance of the rights does not in any way diminish the financial strength of Newfield or interfere with its business plans. The issuance of the rights has no dilutive effect, will not affect reported earnings per share and will not change the way Newfield common stock is currently traded.

         Newfield explores, develops and acquires oil and gas properties principally in the Gulf of Mexico.



Newfield Exploration Company                      For more information contact:
353 N. Sam Houston Pkwy. E., Ste. 2020            James P. Ulm, II
Houston, TX 77060                                 (281)847-6000
(www.newfld.com)





                                      -2-